EXHIBIT 99.1

LBI MEDIA, INC.

Moderator: Lenard Liberman

August 14, 2003

3:00 p.m. CT

Operator: Good day and welcome to this LBI Media Second Quarter 2003 Conference Call. This call is being recorded.

At this time for opening remarks, I would like to turn the call over to the Executive Vice President, Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman: Thank you operator. I’d like to welcome everyone to our second quarter 2003 teleconference. With me today is Brett Zane, our Chief Financial Officer.

During today’s call, I’ll provide an overview of operating results for the quarter ended June 30, 2003, as well as discuss recent developments for LBI Media. Brett will address more detailed financial results. We’ll then be available to answer questions.

Before I begin, I have to advise you that this conference may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that LBI Media will or may occur in the future are forward-looking statements. These statements regarding future plans, events, financial results, prospects with performance of LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to LBI Media’s Press Release dated August 13, 2003, for important factors you should consider in evaluating this information.

The forward-looking statements made during this call speak only as of the date hereof and the Company undertakes no obligations to update such statements to reflect future events or circumstances. This conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. This term is Adjusted EBITDA which we define as operating income before depreciation and noncash employee compensation. However, for purposes of this teleconference, I’ll refer to what we entitle Adjusted EBITDA as simply EBITDA.

In conformity with Regulation G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure net income or net loss prepared in accordance with accounting principles generally accepted in the United States in our press release issued yesterday. This reconciliation is also provided in our 10-Q, which was filed with the SEC today.

During the second quarter, net revenue and EBITDA increased 22 percent and 21 percent, respectively compared to the same period in 2002. Our second quarter EBITDA margin excluding non-recurring local marketing agreement or LMA payments, was an industry leading 57 percent. Our television and radio segments both contributed to our growth and exceptional profit margins.

In the second quarter, our radio station group generated very strong net revenue and cash flow growth. Net revenue and EBITDA increased 18 percent and 16 percent respectively, during the second quarter. However, excluding non-recurring LMA payments, EBITDA growth was 17 percent for the quarter.

Our Houston radio cluster registered a 22 percent increase in the Arbitron spring 2003 ratings when compared to the spring 2002 ratings in the 18 to 49 Hispanic adult demographic. Our Houston cluster, which is the largest Hispanic radio station group in the market, continues to grow market shares.

After nearly two years of ratings increases for our Los Angeles radio cluster, we experienced a decline in the spring 2003 ratings survey. Although we would certainly prefer to increase ratings from quarter-to-quarter, every station experiences down books. Nonetheless, in our primary target demographic of men 18-34 and men 18-49, we remain the number two or number three Spanish Language radio cluster in Los Angeles on a four book average. Also, as early as May of this year, we began fine-tuning our programming in the Los Angeles market. These changes included the launching of a new morning show and adjustments to our musical programming.

Our television station group posted exceptional increases in net revenue and EBITDA for the second quarter. Net revenue and EBITDA both increased 27 percent in the most recent quarter. Our Los Angeles, Houston, and San Diego stations all contributed to this impressive growth. We continue to register strong ratings for internally produced programs during their respective time periods, and have been successful in syndicating our programs in Latin America and Puerto Rico. Since the second quarter of 2002, we have increased the number of television programs that we produce by adding two new entertainment programs and expanding our news coverage in Los Angeles to three half hour news casts per day.

In the May 2003 Nielsen sweeps, our well-recognized talk and reality shows Jose Luis Sin Censura, El Show de Maria Laria and Buscando Amor, all ranked virtually number two in their respective time periods for Hispanic adults 18 to 49 in the Los Angeles market. Our local noon news program was ranked number two for Hispanic adults 18 to 49 in the Los Angeles market. Overall, we were ranked number three in the Los Angeles market for Hispanic adults 18 to 49 in the 3:00 p.m. to 7:00 p.m. time period.

KZJL is ranked number two in the Houston market among the Hispanic adults 18 to 49 during the Spanish broadcast hours on Monday through Friday. This station increased its ratings by 25 percent when compared to May 2002.

Our San Diego station has enjoyed similar success to its sister stations on both a net revenue and EBITDA basis.

Increasing station recognition along with focused programming has enabled us to increase pricing and demand for inventory. In addition to our customary cost controls, we have maintained lower internal programming costs by syndicating our shows to stations broadcasting to Latin America and Puerto Rico. The combination of these factors has produced above-average net revenue and EBITDA growth.

In April 2003, we completed our acquisition of the selected assets of KEYH-AM in the Houston, Texas market from El Dorado Communications for an aggregate purchase price of approximately $6.5 million, which includes acquisition costs. At the same time, we terminated the local marketing agreement which became effective May 20, 2002.

In May 2002, we completed our acquisition of the selected assets of radio station KMXN serving the Los Angeles market for an aggregate purchase price of $35.4 million, which includes acquisition costs. So, subsequently, we changed the station’s call letters to KEBN-FM. We have reformatted the station to simulcast with KBUE-105.5FM and KBUA-94.3FM. We have also filed an application with the FCC to upgrade the signals of KEBN and KBUA, which are co-channeled on 94.3FM.

In July 2003, we entered into an agreement to purchase the selected assets of television station KMPX-TV serving the Dallas-Forth Worth, Texas market for an aggregate purchase price of $37.0 million. We have already placed $1.5 million into escrow. The Dallas-Forth Worth market will significantly enhance our operations and diversify our portfolio of broadcasting properties as we introduce our proven television programming to the sixth largest Hispanic market in the United States. We expect to close this acquisition during the first quarter of 2004.

I would now like to turn the call over to Brett Zane.

Brett Zane: Thank you Lenard. I would now like to review our financial results for the second quarter. As many of you know, we posted our second quarter results in a press release that was issued yesterday.

Net broadcast revenue increased approximately 22 percent to $22.6 million during the second quarter of 2003, as compared to $18.6 million for the same period of 2002. This growth can be attributed to an increase in overall sales at our various broadcast properties, which resulted from a combination of targeted programming, a focused sales philosophy, diverse service offerings and strong market knowledge.

Our operating expenses increased by 17 percent to $11.3 million during the second quarter of 2003 versus $9.7 million for the same period in 2002. This increase is a result of one, a $900,000 increase in programming and technical expenses related to the additional production of in-house television programming and overall company growth. Two, a $1.0 million increase in promotional, selling, general and administrative expenses related to an increase in non-recurring local marketing agreement costs and general expense increases resulting from overall company growth, including sales commissions. And three, a $100,000 increase in depreciation expense. These increases were partially offset by a $400,000 decrease in noncash employee compensation.

EBITDA increased approximately 21 percent to $12.5 million during the second quarter of 2003 from $10.4 million for the same period of 2002. Our second quarter 2003 EBITDA margin was an industry leading 55 percent. However, excluding approximately $300,000 in non-recurring LMA payments, our EBITDA margin was 57 percent. This matched our EBITDA margin excluding non-recurring LMA payments for the second quarter of 2002. The combination of strong net revenue growth and tight operating expense controls boosted our EBITDA in the second quarter of 2003.

I’ll now discuss our financial performance at the radio and television segment levels.

Net revenue derived from our radio group increased 18 percent to $12.7 million in the second quarter of 2003 from $10.7 million in the same period of 2002. This increase can be attributed to sales growth at our existing Los Angeles and Houston stations.

The radio group’s operating expenses increased by 11 percent to $6.2 million for the second quarter of 2003 versus $5.6 million for the same period in 2002. The increase can be attributed to one, a $500,000 increase in programming and technical expenses related to overall company growth; and two, a $500,000 increase in promotional, selling, general and administrative expenses related to an increase in non-recurring local marketing agreement costs and general expense increases resulting from overall company growth, including sales commissions. These increased costs were offset in part by a $400,000 decrease in noncash employee compensation.

Our radio group EBITDA increased 16 percent to $7.2 million in the second quarter of 2003 as compared with $6.2 million for the same period in 2002. Excluding non-recurring LMA payments of approximately $300,000, EBITDA for the second quarter of 2003 was $7.5 million or 17 percent higher than the same period of 2002. The growth in our radio net revenue and modest increases in operating expenses boosted the growth in EBITDA.

Net revenue derived from our television group increased 27 percent to $9.9 million in the second quarter of 2003 from $7.9 million in the same period of 2002. This increase can be primarily attributed to growth in net revenue from all of our television stations. The successful launch of our primetime programming in Los Angeles and greater market recognition has facilitated this net revenue growth.

Our television group’s operating expenses increased by 25 percent to $5.1 million for the second quarter of 2003 versus $4.1 million for the same period in 2002. The increase can be attributed to one, a $500,000 increase in programming and technical expenses related to additional production of in-house television programming and overall company growth; and two, $400,000 increase in promotional, selling, general and administrative expenses related to overall company growth, including sales commissions; and three, a $100,000 increase in depreciation expense.

The television group’s EBITDA increased 27 percent to $5.3 million, or a 54 percent margin, in the second quarter of 2003 as compared with $4.2 million, or 53 percent margin, for the same period in 2002. EBITDA and EBITDA margin improvement can be attributed to a combination of net revenue growth and moderate increases in operating costs. In addition, we’ve taken advantage of our operating leverage by syndicating our in-house productions to broadcasters in Latin America and Puerto Rico. We believe there’s great opportunity for earnings growth and margin improvement in the television group as we develop additional programming and distribute it to existing and untapped markets such as Dallas-Fort Worth.

In summary, we posted exceptional results for both our television and radio segments in the second quarter as compared to our broadcasting peers.

Turning to our balance sheet, at June 30 we had approximately $2.0 million in cash and short-term marketable securities and a total debt of $279.7 million. Our total debt balance included $126.9 million of borrowing under our senior credit facility. In April of 2003, we borrowed $900,000 to help finance the acquisition of the El Dorado AM station in the Houston market. In May 2003, we borrowed an additional $32.9 million to help finance the acquisition of KMXN in the Los Angeles market. Our current available borrowing capacity is $43.1 million. Based upon our trailing 12 month EBITDA of $38.6 million as of June 30, 2003, our total debt to EBITDA ratio was 7.25 times, and as of the end of the quarter, we’re in compliance with all financial and non-financial covenants governing our debt agreements.

Our capital expenditures for the six months ended June 30, 2003 were approximately $3.7 million of which $2.0 million related to the construction of our new Houston, Texas corporate office and television and radio production facility. We expect to incur an additional $4.0 million to complete the build out of this facility over the next 12 months.

This concludes our formal remarks. We’ll now turn the call over to the operator to conduct a question and answer session.

Operator: Thank you. Today’s question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are on a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll proceed in the order that you signal us and we’ll take as many questions as time permits. Once again, please press star one on your touch-tone telephone to ask a question. We’ll pause for just a moment to give everyone an opportunity to signal for questions.

And our first caller today is Aaron Rickles from CIBC. Please go ahead. OK I apologize. He’s taken himself out of the queue. We’ll go to Bob Kricheff from CS First Boston.

Bob Kricheff: Hi. Just two quick questions. Did you say that the KMPX was scheduled to close the fourth quarter of ‘04. I couldn’t hear you for a second. If so, what are your thoughts on you know methods that you plan on financing it with at that time and also you mentioned that the ratings in L.A. were a little bit soft on the radio side. How has the pricing held up or has that weakened a little bit also or has that improved?

Brett Zane: This is Brett. I’ll field the acquisition questions. We’re anticipating closing the KMPX transaction in the first quarter of ‘04. As far as the financing goes for that particular transaction, we’re working very closely right now with a couple of our investment bankers to evaluate several financing alternatives which will contemplate debt financing, equity financing, or a combination thereof. I hate to be non-committal at this point, but right now we’re actually evaluating various scenarios and some of it is market driven, so I think we’ll have a better feel as to which way we’re going to go in about a month or two. We’ll have plenty of time to line up the financing and we feel very comfortable at this point that we have the financing available. It’s just a matter of which optimal capital structure to use.

Lenard Liberman: With respect to the ratings in Los Angeles, we haven’t really seen any pricing sensitivity or drops in pricing. We had one down book and so we feel like we can get past that very easily by just applying service and focus on our clients.

Additionally, keep in mind that our percentage of national business is pretty low on an overall basis 17 or 18 percent. So a lot of our business is local and local to the L.A. market and isn’t that sensitive to rating fluctuations.

Bob Kricheff: Can I just ask follow-up on KMPX? Is it—your not going to operate this under a LMA arrangement. Am I correct that this is kind of a religious channel, so it’s going to be all new programming and last is sort of how strong is the signal coverage overall?

Lenard Liberman: That’s correct as far as the LMA arrangement goes. We won’t be operating under one of those. And we filed—the signal is a—it has full cable penetration to carry in Dallas and it’s a full market signal in Dallas. We have petitioned the FCC to move the analog signal to the main tower farm at Cedar Hill where one of the Richland or American Tower locations it would have a complete full market coverage as well.

Bob Kricheff: Great thanks.

Operator: Our next question from Andrew Lee from TCW. Please go ahead.

Andrew Lee: Lenard. On the TV and radio side. First on TV; was the growth that we see quarter over quarter, that’s organic correct? There’s nothing in the second quarter of this year that was not in the second quarter of last year.

Lenard Liberman: Absolutely organic.

Andrew Lee: OK. And so the jump—how much of that is the selling of the syndicated programming?

Lenard Liberman: The syndicated programming is a reduction of expense. It’s not booked as revenue.

Andrew Lee: OK.

Lenard Liberman: So there’s no revenue effect on the syndicated programming. It just simply reduces the programming expense.

Andrew Lee: OK.

Lenard Liberman: It’s all organic and it’s all either infomercial or spot sale driven.

Andrew Lee: OK. And then on the radio side. How should we look at a same station growth figure for the radio group in the second quarter? How could you close Houston as well as Los Angeles. I wasn’t sure how that affected the growth rates?

Lenard Liberman: I understand. The only station which came on board in the middle of the second quarter of last year is KQQK KEYH, but it was on the air in second quarter. We didn’t fully realize revenue in April and half of May in 2002. That would be the only adjustments for 2003.

Andrew Lee: OK. So in terms of if I were to look at the 19 percent top-line growth in the radio—in the radio group, what part of that 19 percent is organic?

Lenard Liberman: I would say the majority of it is—we’re looking at how many dollars for the second quarter your saying?

Andrew Lee: Yes.

Lenard Liberman: Should jump. It was a—of the $2.0 million I’d would say it’s roughly about …

Brett Zane: 25 percent.

Lenard Liberman: Yes, it was about 25—25 to 30 percent. It was about $1.0 million.

Brett Zane: Twenty-five to 35 percent …

Lenard Liberman: Twenty-five to 30. It’s only about 25 percent.

Andrew Lee: Of the increases from the new stations?

Lenard Liberman: Well that would be accurate. There’ll only be one—to answer that question we’d have to break at individual station sales and I’m not comfortable doing that.

Andrew Lee: OK.

Lenard Liberman: I wouldn’t say it’s—it’s you know—because that will be a full quarter. The station was on the upper half of May, so to do it right, the only difference would be half of April and half of May and I think that that wouldn’t be very material.

Andrew Lee: OK, all right.

Lenard Liberman: We tend to characterize for the most part, but it’s really all the sales go to the same station.

Andrew Lee: OK. The—to the balance sheet. The $40.0 million – the $43.0 million of revolver availability, is that based on the covenant levels under the credit agreement?

Brett Zane: No, that’s based upon our commitment from our senior lender.

Andrew Lee: OK, and based on the covenant levels, how much of availability do you have?

Brett Zane: It is roughly 16.3 per our senior credit facility.

Andrew Lee: OK. Does the seven and a quarter step down between now and the date or the time that you expect to close the new acquisition?

Brett Zane: The seven and a quarter as far as what our ratio would be?

Andrew Lee: Yes.

Brett Zane: Yes. That should drive down below seven progressively over the next few months actually.

Andrew Lee: OK.

Operator: Just a reminder, it’s star one to ask a question today. We’ll go next to Aaron Rickles from CIBC.

Aaron Rickles: Hey Lenard, I apologize got I dropped off the call for a second. I look at your ratings and I think you mentioned that Houston at least on the radio side was up about 22 percent. L.A. I guess was down slightly in this book and that your revenue was up so high. I wonder if you could speak to that. How much of the revenue is ratings related? How much of it is not and if you can give me a little in site on it that would be great.

Lenard Liberman: Well, it’s hard to sometimes correlate ratings and then the results. Sometimes when a station drops in ratings and results suffer then local advertisers suffer as well and naturally you have an attrition of sales. I can’t say that we’ve had any results problems in our stations so our local book of business remains strong and grown dramatically. And sure, we’re selling our ratings to national advertisers. Although it’s a pretty small percentage of our overall business. And over time, if our ratings you know were to drop further or have further deterioration in them, I can’t say that national wouldn’t be affected. We’ve done a very good job based on the fact that we’ve been in the market as many years as we’ve had 15 years in the L.A. market;

a lot of experience; a lot of relationships. We’ve been able to get past any sort of ratings losses in terms of affecting our revenue. So, as I sit here today, I can’t say that revenues have been impacted or rates have been impacted. I really can’t speak to the future, because my feeling is that all stations go up and down and I have a lot of confidence in our radio programmers who keep in mind for the last two years, literally when other stations were all dropping and people were complaining about the ratings methodology, we were growing and we’ve done a great job historically and I’m confident that our station will grow again and will be one of the top ranked stations again.

Aaron Rickles: OK, great. Thank you.

Operator: And we have a follow-up question from Andrew Lee from TCW. Please go ahead.

Andrew Lee: Lenard, just one more follow-up. On the KMPX acquisition. Can you talk about whether that station right now is profitable and what kind of multiples are you guys looking at in terms of—as a station is integrated and rolling forward—what kind of multiples are you looking at in terms of achieving here?

Lenard Liberman: The station right now. I don’t’ know if it makes money or not. It’s a religious broadcaster. It’s a non-profit organization that actually owns the station. So I don’t think that they are in the business—I don’t think that what they do—they do to make money, they do it for a public service. We analyze the station based on its coverage of the Dallas market. Its signal—over the air signal and cable coverage and the ability to improve the signal we think dramatically. And that’s what convinced us to come into the market. Also, the general high growth characteristics of the Dallas-Forth Worth market from 1990 to 2000 as one of the fastest growing Hispanic markets in the country. Its proximity to Houston, we’ve had a fair amount of success and just generally speaking, our TV programming which has had a lot of success whenever it’s aired. So we still have a lot of confidence to bring that station on and expand our strategy—our business strategy in terms of infomercial and local advertisers to another TV station in the top U.S. Hispanic market.

In terms of what kind of multiples we expect to see, you know we’d like to be at the end of five years somewhere around seven or eight times on EBITDA basis and I believe that our projections allow us to get there on a very conservative basis.

Andrew Lee: OK, thanks.

Operator: Our next question is from Todd Morgan from CIBC.

Todd Morgan: Good afternoon and thank you—I want you to know that’s pretty good revenue growth this quarter.

Lenard Liberman: Thank you.

Todd Morgan: The one thing I was going to try and follow-up on is that the programming expense—you’re spending a lot more I think on both radio and TV. Is there any—I mean is that on the TV side particularly, is that really an investment in a library or syndication product? And secondly, of the new shows that you’ve put on, are you seeing greater profitability? Because I’m assuming what you’re doing is replacing infomercial time or syndicated programming that you purchased with your own programming, probably spending more on that. Are you seeing greater revenues flow from those time slots?

Lenard Liberman: Well, first of all, we expense we don’t—we don’t print the library or capitalize our programming. Although we do—we are creating a vast library of programming now literally thousands of hours of programming which we have been selling successfully now to third party stations in other parts of the world, Latin America and Puerto Rico.

All of our programming is expensed and it’s—it’s a programming expense against our income—our revenue numbers. I mean yes, when we decide to add a program hour, in which we’re typically replacing a movie or a show that we repeat to try to create a stronger time period.

The last time we really added programming and eliminated infomercial time was when we expanded into primetime. I think our strategy now is to take the hours of operation we’re currently on and produce targeted programming in each half hour of the day that we can in strategic places by replacing either a weakly performing programs or movies or a show that we’re repeating and the analysis we make is simply, how much does the programming cost? How much does that programming cost us? What do we estimate we can generate in terms of revenue for that show based on our knowledge of the market in terms of rates and sell outs for the kind of programming we’re producing.

Todd Morgan: But I guess—if I think of some of the ways you’ve described the movies that you’ve put on and the cost per spot being a very, very low number, I would imagine that in-house produced programming is going to significantly raise that effective cost per spot. Is that some—

Lenard Liberman: Yes, sorry go ahead.

Todd Morgan: I mean is it—how long of a I guess gestation period does that new programming require before you can kind of I would assume produce bigger margin both in terms of percent and dollars?

Lenard Liberman: The answer is, not long. Because in the Los Angeles market for instance you get daily—overnights and daily demos, so you know your ratings and your market shares overnight. And probably the area that you would be replacing—movies are probably the last thing that we replace for the various reason you mentioned.

But if we were to replace movies it would be a movie in a prime day part where perhaps the movie doesn’t perform as well from a ratings perspective and by producing relatively inexpensive local show, which we can also sell internationally, you can quadruple or quintuple the rate you charge. So, it’s really a function of how much more rate you can get for the show that you’re now producing as opposed to having a low-cost program which really doesn’t get much ratings.

Todd Morgan: OK, well again, that’s pretty good growth so keep it up, thanks.

Lenard Liberman: Thank you very much. And I’d also point out by the way that if you look at the margins even though we are producing more programming year over year, our margins in TV had actually increased, which is really just consistent with the strategy which is increasing revenue much faster than you’re increasing the expense of a new programming through higher rates.

Operator: At this time there are no other questions in the queue, so I’d like to turn the call back over to our speakers for closing remarks.

Lenard Liberman: Thank you everybody for participating. We appreciate it.

Brett Zane: Have a good day.

Operator: That does conclude today’s conference call. Thank you for your participation. You may now disconnect.